Exhibit 99.1

For Immediate Release	Contact: Douglas J. Leech
Centra Bank/Centra Financial Holdings	304/581-6000
Centra Holds Annual Shareholders Meeting
Board Votes to Increase Dividend by Fifty Percent
Centra Financial Holdings, Parent Corporation of Centra Bank, WV held its annual meeting of the shareholders on Thursday, May 20, 2010.
Following the meeting, the Board of Directors voted to increase the cash dividend by 50% from a quarterly distribution of 5 cents a share to 7.5 cents per share. On behalf of the Board, Centra Chairman & CEO Douglas J. Leech commented, “We are keenly aware of the importance of dividends to our shareholders. Due to our financial performance, we are in a position to not only continue, but increase, the cash dividend while many of our peers have had to reduce or eliminate them.”
Also, during the business portion of the meeting it was announced that those listed below would serve as members of the Bank’s Board of Directors for the ensuing year.
Founder -Douglas J. Leech, will serve as the Board’s Chairman and the company’s Chief Executive Officer along with:
Milan Puskar, Founder of Mylan Labs,
Arthur Gabriel, President/CEO Gabriel Brothers Inc;
Mark R. Nesselroad, CEO Glenmark Holding;
Paul T. Swanson, Chairman Swanson Industries,
Robert E. Lynch, VP Davis-Lynch Glass Company;
Julian E. Bailes MD, WVU Chair of Neurosurgery;
C. C hristopher Cluss. CEO Cluss Lumber;
James W. Dailey II, CEO W. Harley Miller Contractors;
James T. Davis, Davis & Davis Attorneys;
John P. Itell, CPA Crumbacker, Moul & Itell
Paul F. Malone, MD, CEO Morgantown ENT Clinic;
Robert A. McMillan, CEO Jefferson Distributing.
Michael A Murray. CEO Direct Mail Processors,
Parry G. Petroplus, CEO Petroplus & Associates;
Rita Tanner, Dorsey & Kiger Realtors;
Bernard G. Westfall, Health Care Industry Consultant/Former CEO WVU Hospitals.
Secondly, for the tenth consecutive year, shareholders also approved the appointment of Ernst & Young as the company auditors for the fiscal year 2010
Douglas J. Leech, Chairman & CEO then presented the performance highlights of the company for 2009. Net income increased by 22%; total assets were up 7% for the year; Total deposits grew by 10%. Loan delinquency for the bank remained very low relative to peer banks at 0.64%.
Capital has increased significantly and now stands at 14.7% today as the result of an extremely successful $22 million stock offering and strong first quarter 2010 earnings.
In September 2009, Centra was recognized by Inc. Magazine in their annual Inc. 500 list as one of the fastest growing companies in the nation; placing #93 in the Top 100 financial service companies and as the #3 commercial bank.
Centra, a $1.4 billion company, is a network of community banks in Morgantown and Martinsburg, West Virginia, Uniontown, Pennsylvania and Hagerstown, Maryland which operates 17 full service banking offices.